UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Zymeworks Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-3099146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

108 Patriot Drive, Suite A Middletown, Delaware	19709
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A is filed by Zymeworks Inc. (the “Registrant”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) issued pursuant to the terms of the Preferred Stock Rights Agreement, dated October 12, 2022, between the Registrant and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”).

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 is hereby amended and supplemented as follows:

On June 8, 2023, the Rights expired by their terms. This had the effect of terminating the Rights Agreement.

In connection with the termination of the Rights Agreement, the Registrant filed a Certificate of Elimination with the Secretary of State of the State of Delaware on June 12, 2023, which, effective upon filing, eliminated the Registrant’s Series B Participating Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”). Upon effectiveness of the filing of the Certificate of Elimination, the shares that were previously designated as Series B Preferred Stock resumed the status of authorized but unissued shares of preferred stock of the Registrant.

The foregoing summary of the Certificate of Elimination does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Certificate of Elimination attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 2.	Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Elimination of Series B Participating Preferred Stock of Zymeworks Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on June 12, 2023).

4.1	Preferred Stock Rights Agreement, dated October 12, 2022, between the Registrant and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K12B filed by the Registrant with the Securities and Exchange Commission on October 13, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 12, 2023	ZYMEWORKS INC.

	By:	/s/ Christopher Astle
	Name:	Christopher Astle
	Title:	Senior Vice President and Chief Financial Officer